Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION ANNOUNCES RECORD 2011 THIRD QUARTER FINANCIAL RESULTS

Revenues of $375.5 Million and Net Income of $0.38 Per Share

BOARD OF DIRECTORS DECLARES $0.03 PER SHARE CASH DIVIDEND

2011 Financial Highlights

•                  Q3 revenues increased 63.0% to $375.5 million from $230.4 million in Q3 2010

•                  Q3 net income of $19.3 million, or $0.38 per diluted share, compared to Q3 2010 net income of $7.6 million, or $0.17 per diluted share

•                  Nine-month revenues rose to $1.09 billion

•                  At September 30, 2011:

•            $118.7 million in cash, cash equivalents, and short-term investments

•            Total backlog of $1.09 billion

Dallas, TX – November 8, 2011 – Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its third quarter ended September 30, 2011.

The Company also announced that on November 3, 2011, its Board of Directors declared a $0.03 per share cash dividend to stockholders of record as of December 30, 2011, payable on or about January 16, 2012.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “Our revenues and net income in the third quarter of 2011 were the highest-ever in our over 60-year history, and each of our business segments reported improved quarter-over-quarter profitability.  In addition, revenues for the first nine months of 2011 exceeded $1 billion. Our West Coast underground and industrial groups benefitted from increased pipeline integrity and maintenance work and continuing power-related construction projects.  Our results also benefitted from our strategy of measured and sustainable growth, as both of our recent acquisitions, James Construction Group (“JCG”) and Rockford Corporation (“Rockford”), were strong contributors to third quarter results.

“Although we may see some fluctuations in revenues and earnings over the next several quarters due to the completion of major projects such as Rockford’s Ruby pipeline, we are pleased with both recent contract awards and the pace of our new business development efforts.  During the quarter, our recorded backlog rose to $1.09 billion from $1.03 billion at June 30, 2011, driven by the signing of a number of new contracts that reflect the overall diversity of our business.  We added contracts for projects in such areas as heavy highway construction, drainage systems, chilled water lines, mining-related activities, pipeline projects associated with work at the Marcellus Shale, carbon dioxide and natural gas transmission, and pipeline construction and relocation.”

Mr. Pratt concluded, “Our financial position remains strong.  Our balance sheet at September 30, 2011 included $118.7 million in cash and short-term investments.  We are proud of our success in the face of uncertain business conditions that persist in many of our end markets.  While we remain ever-mindful of the current macro-economic conditions affecting the nation as a whole, we are cautiously optimistic about our future opportunities.”

2011 THIRD QUARTER RESULTS OVERVIEW

Revenues for the 2011 third quarter rose 63.0% to $375.5 million from $230.4 million for the same period last year.  The increase was primarily attributable to a $85.9 million revenue contribution from Rockford, higher revenues at JCG and growth at the Company’s West Construction Services underground and industrial businesses.  Substantially all the Rockford revenue was generated by work on the Ruby pipeline contract, part of a larger project for the construction of a natural gas pipeline from Wyoming to Oregon.  The project was substantially completed at the end of the third quarter of 2011.  Excluding the impact of Rockford, revenues for the 2011 third quarter rose by 25.7%, or $59.2 million, from the third quarter of 2010.  Gross profit for the 2011 third quarter rose by 87.0% to $52.1 million, or 13.9% of revenues, from $27.9 million, or 12.1% of revenues, in the third quarter of 2010.  Each of the Company’s three segments generated higher gross profit from the prior year period.  Gross profit for the 2011 third quarter also included a $10.6 million profit contribution from Rockford.

SEGMENT RESULTS

•              East Construction Services — located primarily in the southeastern United States, incorporates the construction business of JCG, Cardinal Contractors, Inc.’s water and wastewater facility construction business, and Cardinal Mechanical, Inc.’s (now a division of JCG) shored excavation for thermal utilities businesses.

•              West Construction Services — includes construction services performed by companies headquartered in the western United States including ARB, Inc., ARB Structures, Inc., and, effective November 1, 2010, Rockford.

•              Engineering — incorporates the results of Onquest, Inc. and Born Heaters Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended September 30,
	2011 (Unaudited)		2010 (Unaudited)
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$130,682	34.8%	$126,876	55.0%
West Construction Services	230,904	61.5%	86,594	37.6%
Engineering	13,897	3.7%	16,887	7.4%
Total	375,483	100.0%	$230,357	100.0%

	For the nine months ended September 30,
	2011 (Unaudited)		2010 (Unaudited)
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$403,299	37.1%	$351,583	57.8%
West Construction Services	647,640	59.6%	216,302	35.5%
Engineering	36,145	3.3%	40,641	6.7%
Total	$1,087,084	100.0%	$608,526	100.0%

Segment Gross Margin

(in thousands, except %)

	For the three months ended September 30,
	2011 (Unaudited)		2010 (Unaudited)
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$15,320	11.7%	$12,889	10.1%
West Construction Services	34,377	14.9%	12,689	14.7%
Engineering	2,424	17.4%	2,302	13.6%
Total	$52,121	13.9%	$27,880	12.1%

	For the nine months ended September 30,
	2011 (Unaudited)		2010 (Unaudited)
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$45,658	11.3%	$36,103	10.3%
West Construction Services	80,828	12.5%	35,081	16.2%
Engineering	7,671	21.2%	7,805	19.2%
Total	$134,157	12.3%	$78,989	13.0%

East Construction Services:  The $3.8 million increase in revenues for the quarter was primarily attributable to JCG’s heavy civil group. This was offset by lower volumes in the industrial and infrastructure & maintenance groups, driven by a decline in activity in the petrochemical sector along the Gulf Coast.  The $2.4 million improvement in gross profit was a result of higher revenues and improved performance from large construction projects of the heavy civil division. Gross profit as a percent of revenues rose to 11.7% from 10.1% in last year’s third quarter, primarily due to improved margin percentages realized on heavy civil projects.

West Construction Services:  The $144.3 million increase in revenues for the quarter was primarily attributable to a $85.9 million revenue contribution from Rockford, primarily for the Ruby pipeline project, a $38.9 million increase in the California-based underground business, and an $18.9 million rise in revenues at the industrial group.  Gross profit rose by $21.7 million to $34.4 million, primarily benefiting from a $11.1 million contribution from increased activity at the underground and industrial groups and increased profitability in the structures group, and a $10.6 million profit contribution from Rockford.  Gross profit margin rose to 14.9% in the third quarter of 2011 from 14.7% in last year’s third quarter.

Engineering: Revenues declined by $3.0 million from the third quarter of 2010, reflecting completion of an international project and a U.S.-based refinery project during the same period in the prior year.  Gross profit rose slightly to $2.4 million from $2.3 million for the same period in 2010, the result of higher margin project close-outs during the 2011 third quarter.

Selling, general and administrative expenses increased by $5.5 million to $20.1 million, or 5.4% of revenues, for the third quarter of 2011, from $14.6 million, or 6.3% of revenues, for the third quarter of 2010.  The rise was mainly due to a $2.8 million increase in expenses primarily from the Rockford acquisition, a $1.0 million increase in compensation-related expenses, and a $1.7 million expense from an increase in the fair value of the Rockford contingent earn-out consideration.

Operating income for the third quarter of 2011 was $32.0 million, or 8.5% of total revenues, compared to $13.3 million, or 5.8% of total revenues, for the same period last year.

Net other income in the third quarter of 2011 was $74,000 compared to a loss of $81,000 in the third quarter of 2010.  The improvement in net other income was due primarily to a $1.5 million increase in income from the St.- Bernard Levee Partners joint venture in Louisiana, offset by a $0.9 million expense of certain impaired projects of the WesPac Energy joint venture and increased net interest expense of $0.3 million.

The provision for income taxes for the third quarter of 2011 was $12.7 million, for an effective tax rate of 39.7%, compared to $5.6 million, for an effective tax rate of 42.7%, in the prior year quarter.

Net income for the third quarter of 2011 was $19.3 million, or $0.38 per diluted share, compared to net income of $7.6 million, or $0.17 per diluted share, in the same period in 2010.

Fully diluted shares outstanding for the third quarter of 2011 increased by 12.1% to 51.1 million from 45.5 million in last year’s third quarter, due primarily to the impact of the 1.6 million shares issued as part of the Rockford acquisition, the effect of the conversion of the Company’s warrants in October 2010, and the effect of the 1.6 million shares issued as a result of JCG and Rockford meeting earnout targets in 2010.

OTHER FINANCIAL INFORMATION

Primoris’s balance sheet at September 30, 2011 included cash and cash equivalents of $95.7 million, short-term investments of $23.0 million, working capital of $72.3 million, total debt and capital leases secured by equipment of $52.3 million, subordinated acquisition debt of $26.1 million and stockholders’ equity of $264.0 million.  The balance sheet included a $12.5 million liability representing the estimated fair value for potential earn-out payments for Rockford’s financial performance over the next 15 months.

BACKLOG

At September 30, 2011, total backlog was $1.09 billion, an increase of $196.0 million, or 21.9%, from total backlog of $895.8 million at December 31, 2010.  Primoris expects that approximately $197.6 million, or 18%, of total backlog at September 30, 2011 will be recognized as revenue during the remainder of 2011, with $92.9 million expected for the East Construction Services segment, $93.3 million for the West Construction Services segment, and $11.4 million for the Engineering segment.

No substantial backlog was recorded from the Rockford acquisition because the work in progress consisted primarily of the Ruby pipeline project, which was a cost reimbursable plus fixed-fee contract.

Backlog should not be considered a comprehensive indicator of future revenues, as a significant portion of Primoris’s revenues are derived from projects that are not part of a backlog calculation, and projects that are considered a part of backlog may be cancelled by our customers.  For the nine months ended September 30, 2011, approximately $404.1 million of revenue (which included $270.3 million attributable to the Rockford acquisition) was generated by projects that were not included in backlog.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer, will host a conference call today, Tuesday, November 8, 2011 at 11:30 am Eastern Time / 10:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 423-9820 (Domestic)

•            (201) 493-6749 (International)

The conference call will also be broadcasted live via the Investor Relations section of Primoris’s website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. Since December 2009, Primoris has doubled its size and the Company’s national footprint now extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada.  For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Quarterly Report on Form 10-Q for the period ended September 30, 2011, and other filings with the Securities and Exchange Commission.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan
Executive Vice President, Chief Financial Officer	Senior Vice President
(214) 740-5602	(212) 836-9608
pmoerbeek@prim.com	dsullivan@equityny.com

### #### ###

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues	$375,483	$230,357	$1,087,084	$608,526
Cost of revenues	323,362	202,477	952,927	529,537
Gross profit	52,121	27,880	134,157	78,989
Selling, general and administrative expenses	20,103	14,580	60,425	43,849
Operating income	32,018	13,300	73,732	35,140
Other income (expense):
Income from non-consolidated entities	2,079	1,366	7,305	4,090
Foreign exchange gain (loss)	(214)	80	(250)	266
Other expense	(314)	(333)	(917)	(964)
Interest income	39	151	297	484
Interest expense	(1,516)	(1,345)	(4,240)	(3,872)

Income before provision for income taxes	32,092	13,219	75,927	35,144

Provision for income taxes	(12,744)	(5,642)	(29,839)	(13,782)
Net income	$19,348	$7,577	$46,088	$21,362

Earnings per share:
Basic:	$0.38	$0.17	$0.91	$0.53
Diluted:	$0.38	$0.17	$0.90	$0.47

Weighted average common shares outstanding:
Basic	51,054	44,887	50,596	40,499
Diluted	51,054	45,528	51,085	45,486

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$95,744	$115,437
Short term investments	23,000	26,000
Customer retention deposits and restricted cash	21,369	12,518
Accounts receivable, net	157,924	208,145
Costs and estimated earnings in excess of billings	60,474	17,275
Inventory	32,444	25,599
Deferred tax assets	10,397	9,533
Prepaid expenses and other current assets	7,632	12,925
Total current assets	408,984	427,432
Property and equipment, net	123,646	123,167
Investment in non-consolidated entities	17,051	18,805
Intangible assets, net	33,048	40,633
Goodwill	94,179	94,179
Total assets	$676,908	$704,216

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$84,953	$89,484
Billings in excess of costs and estimated earnings	145,554	205,268
Accrued expenses and other current liabilities	71,381	55,126
Dividends payable	1,532	1,234
Current portion of capital leases	4,537	4,286
Current portion of long-term debt	9,658	9,623
Current portion of subordinated debt	14,931	15,833
Current portion of contingent earnout liabilities	3,450	—
Liabilities of discontinued operations	733	733
Total current liabilities	336,729	381,587
Long-term capital leases, net of current portion	7,499	7,354
Long-term debt, net of current portion	30,648	38,428
Long-term subordinated debt, net of current portion	11,216	27,378
Deferred tax liabilities	15,864	12,500
Contingent earnout liabilities	9,097	24,591
Other long-term liabilities	1,862	4,147
Total liabilities	412,915	495,985

Stockholders’ equity
Common stock-$.0001 par value; 90,000,000 shares authorized, 51,059,132 and 49,359,600 issued and outstanding at September 30, 2011 and December 31, 2010	5	5
Additional paid-in capital	150,003	136,245
Retained earnings	113,985	71,981
Total stockholders’ equity	263,993	208,231
Total liabilities and stockholders’ equity	$676,908	$704,216